Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
July 24, 2012	President and CEO
or
Jonathan D. Hoover
Sr. Vice President
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2012 NET INCOME AND EARNINGS PER SHARE

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $1.4 million or $0.68 per diluted share, for the fiscal year ended June 30, 2012 as compared to net income of $1.2 million or $0.60 per diluted share for the same period in 2011. The $176 thousand increase in net income during the fiscal year was primarily attributable to a $504 thousand increase in net interest income, a $188 thousand decrease in non-interest expense, and a $89 thousand change in the provision for loan losses, which were partially offset by a $440 thousand increase in income tax expense, and a $165 thousand decrease in non-interest income. The increase in net interest income is attributable to a $2.7 million decrease in interest expense, which was partially offset by a $2.2 million decrease in interest income. The decrease in interest expense was primarily due to lower average balances of fixed-rate legacy long-term FHLB borrowings and whole-sale time deposits during the fiscal year ended June 30, 2012, when compared to the same period in 2011. The decrease in interest income was primarily attributable to lower average balances of interest earning financial assets and lower yields on the Company’s investment portfolio, when compared to the same period in 2011. The decrease in non-interest expense was primarily due to decreases in federal deposit insurance expense and correspondent bank service charges, when compared to the same period in 2011. The change in the provision for loan losses was primarily attributable to lower levels of non-performing loans. The increase in income tax expense was primarily attributable to higher levels of taxable income. The decrease in non-interest income was primarily attributable to $131 thousand of other-than-temporary impairment charges on two private-label mortgage-backed securities and a decrease in service charges on deposits.

Net income for the three months ended June 30, 2012 totaled $406 thousand or $0.20 per diluted share as compared to $600 thousand or $0.29 per diluted share for the same period in 2011. The $194 thousand decrease in net income during the quarter ended June 30, 2012 was primarily attributable to a $143 thousand decrease in net interest income, and a $135 thousand increase in income tax expense, which were partially offset by a $53 thousand decrease in non-interest expense, a $21 thousand change in the provision for loan losses, and a $10 thousand increase in non-interest income. The decrease in net interest income is attributable to a $352 thousand decrease in interest income, which was partially offset by a $209 thousand decrease in interest expense. The decrease in interest income was primarily due to lower average rates earned on financial assets and lower average balances of net loans receivable, which were partially offset by higher average balances of investment and mortgage-backed securities when compared to the same period in 2011. The decrease in interest expense was primarily due to lower average balances of fixed-rate legacy long-term FHLB borrowings and wholesale time deposits, and lower rates paid on deposits and borrowings, when compared to the same period in 2011. The increase in income tax expense was primarily attributable to a lower estimated tax provision for gains on the early redemption of corporate bonds in 2011 when compared to the same period in 2012. The decrease in non-interest expense was primarily attributable to decreases in real estate owned expense, correspondent bank service charges, legal expenses and employee related expenses, when compared to the same period in 2011. The change in the provision for loan losses was primarily attributable to lower levels of non-performing loans. The increase in non-interest income was primarily attributable to increases in correspondent loan origination and miscellaneous operating fees, and a gain on the sale of an investment security, which were partially offset by decreases in deposit fee income, when compared to the same period in 2011.

The Company’s fourth quarter and fiscal year earnings were positively impacted by lower interest expenses associated with the 2011 repayment of the Bank’s fixed-rate legacy long-term FHLB advances. During the quarter and fiscal year ended June 30, 2011, we repaid $17 million and $87 million, respectively, of fixed-rate legacy long-term FHLB advances, which had average rates of 5.28% and 5.45%, respectively. During fiscal 2011, the Company also repaid $55.3 million of wholesale deposits.

Market interest rates continued to remain low by historical standards throughout the fiscal year ended June 30, 2012. Despite this challenging environment, the Company selectively increased our available for sale and held to maturity investment allocations, increased total assets and continued to increase Tier 1 capital. These actions allowed us to significantly bolster balance sheet liquidity, improve earnings and increase book value per share.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2009, West View Savings Bank began its second century of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

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WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	June 30, 2012 (Unaudited)	June 30, 2011 (Unaudited)
Total assets	$273,341	$228,888
Cash and Cash Equivalents	2,506	1,960
Certificates of Deposits	846	3,668
Investment securities available-for-sale	57,620	1,064
Investment securities held-to-maturity	82,400	88,374
Mortgage-backed securities held-to-maturity	79,086	70,568
Net loans receivable	39,433	49,952
Deposits	142,173	143,766
FHLB advances: long-term	17,500	22,500
FHLB advances: short-term	79,270	32,059
Equity	30,413	28,878
Book value per share – Common Equity	14.78	14.03
Book value per share – Tier I Equity	15.45	14.92
Annualized Return on average assets	0.55%	0.43%
Annualized Return on average equity	4.75%	4.38%
Tier I leverage ratio	11.14%	13.12%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended June 30, (Unaudited)		Twelve Months Ended June 30, (Unaudited)
	2012	2011	2012	2011
Interest income	$1,794	$2,146	$7,053	$9,225
Interest expense	383	592	1,544	4,220

Net interest income	1,411	1,554	5,509	5,005
Recovery of loan losses	(54)	(33)	(104)	(15)

Net interest income after provision (recovery) for loan losses	1,465	1,587	5,613	5,020
Non-interest income	130	120	349	514
Non-interest expense	921	974	3,658	3,846

Income before income tax expense (benefit)	674	733	2,304	1,688
Income taxes (benefit)	268	133	902	462

NET INCOME	$406	$600	$1,402	$1,226

EARNINGS PER SHARE:
Basic	$0.20	$0.29	$0.68	$0.60
Diluted	$0.20	$0.29	$0.68	$0.60

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	2,057,930	2,057,930	2,057,930	2,057,930
Diluted	2,057,930	2,057,930	2,057,930	2,057,930